Exhibit 99.1

Logan Ridge Finance Corporation Announces

Fourth Quarter and Full Year 2024 Financial Results

Reports Strong Fourth Quarter Results with Net Investment Income of $0.56 Per Share and a Net Asset Value of $32.04 Per Share

Declared a Distribution of $0.36 Per Share for the First Quarter of 2025

Subsequent to Quarter end, LRFC Successfully Exited its Equity Investment in GA Communications, Inc., Further Reducing the Company’s Non-Yielding Equity Portfolio

Merger Agreement with Portman Ridge Finance Corporation Aims to Create Meaningful Shareholder Value Via Greater Scale, Enhanced Liquidity, and Improved Operational Efficiencies

NEW YORK, March 13, 2025 – Logan Ridge Finance Corporation (“Logan Ridge”, “LRFC”, the “Company”, “we”, “us” or “our”) (Nasdaq: LRFC) announced today its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•

Total investment income was $5.4 million for the quarter ended December 31, 2024, as compared to $5.1 million reported for the quarter ended September 30, 2024, and $4.4 million for the quarter ended December 31, 2023.

•

Net investment income (“NII”) increased to $1.5 million, or $0.56 per share, for the quarter ended December 31, 2024, as compared to $1.0 million or $0.37 per share, for the quarter ended September 30, 2024, and $0.6 million, or $0.22 per share, for the quarter ended December 31, 2023.

•	Net asset value was $32.04 per share as of December 31, 2024, as compared to $32.31 per share as of September 30, 2024, and $33.34 per share as of December 31, 2023.

•

The Company made approximately $26.1 million of investments and had approximately $29.5 million in repayments and sales of investments, resulting in net repayments and sales of approximately $3.4 million during the quarter ended December 31, 2024.

•

During the quarter ended December 31, 2024, the Company repurchased 16,598 of its outstanding shares of common stock in open market transactions under the stock repurchase program, at an aggregate cost of approximately $0.4 million which resulted in $0.04 per share of NAV accretion.

Full Year 2024 Milestones

•	Total investment income was $20.9 million for the year ended December 31, 2024, as compared to $20.2 million for the year ended December 31, 2023.

•	Net investment income (“NII”) was $4.2 million, or $1.56 per share, for the year ended December 31, 2024, as compared to $3.8 million, or $1.43 per share, for the year ended December 31, 2023.

•	Made approximately $38.3 million of investments and had approximately $55.0 million in repayments and sales of investments, resulting in net repayments and sales of approximately $16.7 million.

•

Total shares repurchased in open market transactions under the renewed stock repurchase program during the year ended December 31, 2024, were 41,162 at an aggregate cost of approximately $1.0 million. This compares to 36,667 shares repurchased during the year ended December 31, 2023, at an aggregate cost of approximately $0.8 million.

•	Total stockholder distributions paid in 2024 amount to $1.34 per share, as compared to $0.96 per share during 2023.

Subsequent Events

•

On January 29, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for the limited purposes set forth therein, Mount Logan Management LLC (the “Adviser”), and, solely for the limited purposes set forth therein, Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“SCIM”). The Merger Agreement provides that, subject to the conditions set forth therein, (i) at the effective time of the First Merger (the “Effective Time”), Merger Sub will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving company and as a wholly-owned subsidiary of PTMN, and (ii) immediately after the Effective Time, the Company will be merged with and into PTMN (the “Second Merger” and, together with the First Merger, the “Mergers”), with PTMN continuing as the surviving company. Both the Board of the Company and PTMN’s board of directors, including all of their respective independent directors who are not “interested persons” of either the Company or PTMN or the Adviser or SCIM, in each case, on the recommendation of special committees comprised solely of certain independent directors of the Company or PTMN, as applicable (each, a “Special Committee”), have approved, among other things, the Merger Agreement and the transactions contemplated thereby. Consummation of the Mergers is subject to certain closing conditions, including requisite approvals of the Company’s and PTMN’s stockholders. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by PTMN or any of its consolidated subsidiaries, including Merger Sub) will be converted into the right to receive 1.500 newly-issued shares of common stock of PTMN with cash to be paid (without interest) in lieu of fractional shares.

•	On March 12, 2025, the Company’s Board of Directors approved a first quarter distribution of $0.36 per share, payable on March 31, 2025, to stockholders of record as of March 24, 2025.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of Logan Ridge, said, “2024 was a profoundly transformative year for Logan Ridge, as we continued to build upon the record results seen in full year 2023 and made significant strides in the rotation out of the legacy equity portfolio. This was highlighted by record levels of total investment income, standing at $20.9 million, net investment income of $4.2 million, or $1.56 per share, and the sale of our largest equity position, Nth Degree, above its prior quarter fair value. This exit was a major achievement in our long-term strategy to rotate out of the legacy equity portfolio, which has been a central focus of our strategy. Further, subsequent to quarter end, LRFC exited its second largest non-yielding equity investment in GA Communications, Inc. Finally, during the year, we also strengthened the Company’s balance sheet by amending and extending our revolving credit facility with KeyBank National Association, reducing the Company’s overall cost of capital while creating meaningful additional borrowing capacity to provide it with further financial flexibility.

The culmination of these successes has paved the way for the combination with Portman Ridge Finance Corporation, which we announced in January. We believe this combination has the potential to provide greater scale, enhanced liquidity, and improved operational efficiencies, thus enhancing our ability to further drive shareholder value. The combination of these companies is a marquee transaction for the platform and a significant milestone for the BC Partners Credit Platform. I couldn’t be more excited for the future of the combined company.

As a result of the Company’s record financial performance during the year, the Board of Directors has approved a dividend of $0.36 per share for the first quarter of 2025, which remains the same from the fourth quarter of 2024 and represents a 13% increase compared to the $0.32 per share distributed in the first quarter of 2024.

We are proud of our achievements and will continue to execute on our business plan to provide meaningful returns to our stakeholders.”

Selected Financial Highlights for Full Year 2024

•	Total investment income for the year ended December 31, 2024, increased by $0.7 million, to $20.9 million, compared to $20.2 million for the year ended December 31, 2023.

•	Total operating expenses for the year ended December 31, 2024, increased by $0.4 million, to $16.7 million, compared to $16.3 million for the year ended December 31, 2023.

•

Net investment income for the year ended December 31, 2024, was $4.2 million, or $1.56 per share, an increase of $0.4 million, or $0.13 per share, as compared to $3.8 million, or $1.43 per share, for the year ended December 31, 2023.

•

Net asset value as of December 31, 2024, was $85.1 million, or $32.04 per share, compared to $86.3 million, or $32.31 per share, as of September 30, 2024, and $89.2 million, or $33.34 per share, as of December 31, 2023.

•	Cash and cash equivalents as of December 31, 2024, were $15.0 million compared to $3.9 million as of December 31, 2023.

•

The investment portfolio as of December 31, 2024, consisted of investments in 59 portfolio companies with an aggregate fair value of approximately $172.3 million. This compares to 60 portfolio companies with an aggregate fair value of approximately $189.7 million as of December 31, 2023.

•

Deployment was judicious and prudent. During the year ended December 31, 2024, the Company made approximately $38.3 million in investments and had $55.0 million in repayments and sales of investments, resulting in net repayments and sales of approximately $16.7 million.

•

The debt investment portfolio as of December 31, 2024, represented 83.3% of the fair value of the total portfolio, with a weighted average annualized yield of approximately 10.7% (excluding income from non-accruals and collateralized loan obligations), compared to a debt investment portfolio of approximately 82.0% with a weighted average annualized yield of approximately 11.1% (excluding income from non-accruals and collateralized loan obligations) as of December 31, 2023. As of December 31, 2024, 12.1% of the fair value of the debt investment portfolio was bearing a fixed rate of interest, compared to 13.6% of the fair value of the debt investment portfolio as of December 31, 2023.

•

Non-accruals: As of December 31, 2024, the Company had debt investments in three portfolio companies on non-accrual status with an amortized cost and fair value of $17.2 million and $7.9 million, respectively, representing 9.0% and 4.6% of the investment portfolio’s amortized cost and fair value, respectively. This compares to debt investments in three portfolio companies on non-accrual status with an aggregate amortized cost and fair value of $17.2 million and $12.8 million, respectively, representing 8.7% and 6.8% of the investment portfolio’s amortized cost and fair value, respectively, at December 31, 2023.

•	Asset coverage ratio as of December 31, 2024, was 179%.

Results of Operations

Our operating results for the years ended December 31, 2024, and December 31, 2023, were as follows (dollars in thousands):

	For the Years Ended December 31,
	2024	2023
Total investment income	$20,916	$20,177
Total expenses	16,736	16,330

Net investment income	4,180	3,847
Net realized gain (loss) on investments	8,545	(16,393)
Net change in unrealized appreciation (depreciation) on investments	(12,282)	10,064
Net realized gain (loss) on extinguishment of debt	(472)	—

Net increase (decrease) in net assets resulting from operations	$(29)	$(2,482)

Investment income

The composition of our investment income for the years ended December 31, 2024, and December 31, 2023, was as follows (dollars in thousands):

	For the Years Ended December 31,
	2024	2023
Interest income	$18,257	$18,366
Payment-in-kind interest	1,877	1,484
Dividend income	198	68
Other income	584	259

Total investment income	$20,916	$20,177

Fair Value of Investments

The composition of our investments as of December 31, 2024, and December 31, 2023, at amortized cost and fair value of investments was as follows (dollars in thousands):

December 31, 2024	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$123,068	64.4%	$111,460	64.7%
Second Lien Debt	10,623	5.5%	9,051	5.3%
Subordinated Debt	26,996	14.1%	22,858	13.3%
Collateralized Loan Obligations	852	0.4%	940	0.5%
Joint Venture	4,170	2.2%	4,153	2.4%
Equity	25,723	13.4%	23,828	13.8%

Total	$191,432	100.0%	$172,290	100.0%

December 31, 2023	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$128,537	65.4%	$124,007	65.4%
Second Lien Debt	8,968	4.6%	7,918	4.2%
Subordinated Debt	26,573	13.5%	23,548	12.4%
Collateralized Loan Obligations	1,600	0.8%	1,600	0.8%
Joint Venture	440	0.2%	450	0.2%
Equity	30,400	15.5%	32,135	17.0%

Total	$196,518	100.0%	$189,658	100.0%

Interest Rate Risk

Based on our consolidated statements of assets and liabilities as of December 31, 2024, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities), assuming no changes in our investment and borrowing structure (dollars in thousands):

Basis Point Change	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$4,095	$(1,487)	$2,608
Up 200 basis points	2,730	(991)	1,739
Up 100 basis points	1,365	(496)	869
Down 100 basis points	(1,365)	496	(869)
Down 200 basis points	(2,675)	991	(1,684)
Down 300 basis points	(3,879)	1,487	(2,392)

Conference Call and Webcast

We will hold a conference call on Friday, March 14, 2025, at 11:30 a.m. Eastern Time to discuss the fourth quarter and full year 2024 financial results. Stockholders, prospective stockholders, and analysts are welcome to listen to the call or attend the webcast.

To access the conference call, please dial (646) 968-2525 approximately 10 minutes prior to the start of the call and use the conference ID 1779602.

A replay of this conference call will be available shortly after the live call through March 21, 2025.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.loganridgefinance.com in the Investor Resources section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/h9fj5e3y. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle-market companies. The Company invests in performing, well-established middle-market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit www.loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. (“MLC”) is an alternative asset management company that is focused on public and private debt securities in the North American market. MLC seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. MLC actively sources, evaluates, underwrites, manages, monitors, and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts, including with respect to the proposed merger with PTMN, and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts:

Logan Ridge Finance Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

Val Ferraro

The Equity Group Inc.

vferraro@equityny.com

(212) 836-9633

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of December 31, 2024	As of December 31, 2023
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $152,393 and $170,972, respectively)	$138,079	$161,880
Affiliate investments (amortized cost of $39,039 and $25,546, respectively)	34,211	27,778

Total investments at fair value (amortized cost of $191,432 and $196,518, respectively)	172,290	189,658
Cash and cash equivalents	15,015	3,893
Interest and dividend receivable	1,404	1,374
Prepaid expenses	2,543	2,163
Receivable for unsettled trades	1,082	—
Other assets	335	—

Total assets	$192,669	$197,088

LIABILITIES
2026 Notes (net of deferred financing costs and original issue discount of $694 and $1,057, respectively)	$49,306	$48,943
2032 Convertible Notes (net of deferred financing costs and original issue discount of $439 and $999, respectively)	7,061	14,001
KeyBank Credit Facility (net of deferred financing costs of $1,147 and $982, respectively)	47,607	38,571
Management and incentive fees payable	834	869
Interest and financing fees payable	942	949
Accounts payable and accrued expenses	1,820	833
Payable for unsettled trades	—	3,747

Total liabilities	$107,570	$107,913

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 shares of common stock authorized, 2,655,898 and 2,674,698 shares of common stock issued and outstanding, respectively	$27	$27
Capital in excess of par value	188,858	188,405
Total distributable loss	(103,786)	(99,257)

Total net assets	$85,099	$89,175

Total liabilities and net assets	$192,669	$197,088

Net asset value per share	$32.04	$33.34

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Years Ended December 31,
	2024	2023	2022
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$17,186	$18,536	$12,732
Affiliate investments	1,071	(170)	706
Control investments	—	—	228

Total interest income	18,257	18,366	13,666

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	1,404	1,322 (1)	919
Affiliate investments	473	162	187

Total payment-in-kind interest and dividend income	1,877	1,484	1,106

Dividend income:
Affiliate investments	198	68	14

Total dividend income	198	68	14

Other income:
Non-control/non-affiliate investments	276	258	141
Affiliate investments	308	1	—

Total other income	584	259	141

Total investment income	20,916	20,177	14,927

EXPENSES
Interest and financing expenses	8,425	8,329	7,815
Base management fee	3,496	3,658	3,861
Directors’ expense	576	540	493
Administrative service fees	933	895	620
General and administrative expenses	3,306	2,908	3,300

Total expenses	16,736	16,330	16,089

NET INVESTMENT INCOME	4,180	3,847	(1,162)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	(2,281)	(16,393)	17,312
Affiliate investments	10,826	—	1,672
Control investments	—	—	(5,215)

Net realized gain (loss) on investments	8,545	(16,393)	13,769

Net change in unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(6,986)	5,075	(25,434)
Affiliate investments	(5,296)	4,989	(1,208)
Control investments	—	—	2,011

Net change in unrealized appreciation (depreciation) on investments	(12,282)	10,064	(24,631)

Total net realized and change in unrealized loss on investments	(3,737)	(6,329)	(10,862)

Net realized loss on extinguishment of debt	(472)	—	—

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(29)	$(2,482)	$(12,024)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC & DILUTED (SEE NOTE 10)	$(0.01)	$(0.92)	$(4.44)
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC & DILUTED (SEE NOTE 10)	2,673,381	2,694,857	2,711,068
DISTRIBUTIONS PAID PER SHARE	$1.34	$0.96	$—

(1)	During the year ended December 31, 2023, the Company received $0.2 million of non-recurring income that was paid-in-kind and included in this financial statement line item.